Exhibit 99.2
NOTICE OF PREPAYMENT TO THE HOLDERS OF THE

2.65% Senior Notes due September 10, 2025
of ALLETE, Inc.

Prepayment Date: September 5, 2024

NOTICE IS HEREBY GIVEN, pursuant to Section 8.2 of the Note Purchase Agreement dated as of September 10, 2020 (the “Note Purchase Agreement”), between ALLETE, Inc., a Minnesota corporation (the “Company”), and the Purchasers listed in the Purchasers Schedule thereto, that the Company is electing to exercise its option to prepay, in full, the 2.65% Senior Notes due September 10, 2025 (the “Notes”). The Company will prepay all of the issued and outstanding Notes ($150,000,000 in aggregate principal amount) in full on September 5, 2024 (the “Prepayment Date”). The prepayment price for the Notes will be 100% of the aggregate principal amount, plus accrued and unpaid interest thereon to, but excluding, the Prepayment Date, plus the Make-Whole Amount determined for September 5, 2024 (the “Prepayment Amount”). The aggregate accrued interest on the Notes payable on the Prepayment Date will be approximately $44,166,67. The Make-Whole Amount determined for the Prepayment Date is $0. For further detail on the Make-Whole Amount, please contact U.S. Bank Bondholder Services at 1-800-934-6802.

On the Prepayment Date, the Prepayment Amount will become due and payable to the holders of the Notes. Interest on the $150,000,000 in principal amount of Notes being prepaid will cease to accrue on and after the Prepayment Date. Unless the Company defaults in paying the Prepayment Amount with respect to such Notes, the only remaining right of the holders with respect to such Notes will be to receive payment of the Prepayment Amount. The Company requests that the holders surrender such Notes to US Bank.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note Purchase Agreement.

Questions relating to this notice of prepayment should be directed to US Bank. Payment of the Prepayment Amount to the holders will be made by US Bank as the Company’s paying agent. The Company requests that the holders surrender the Notes in the following manner:

If by Mail, Hand or Overnight Mail:

US BANK 111 Fillmore Ave E. St. Paul, MN 55107 Attention: Payments (2.65% Senior Notes Due September 10, 2025)

Exhibit 99.2
NOTICE
Under U.S. federal income tax law, the Company or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for prepayment. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the prepayment.

ALLETE, Inc.

Dated: July 31, 2024	By:	Steven W. Morris
	Title:	Sr. Vice President and Chief Financial Officer

Exhibit 99.2
Exhibit A
Senior Financial Officer’s Certificate
Pursuant to Section 8.2 of the Note Purchase Agreement, dated as of September 10, 2020 (the “Note Purchase Agreement”), between ALLETE, Inc. (the “Company”) and the Purchasers listed in the Purchasers Schedule thereto, I, Steven W. Morris, Sr. Vice President and Chief Financial Officer of the Company, hereby certify as follows:
The Make-Whole Amount due in connection with the prepayment to take place on September 5, 2024 is zero dollars ($0.00) pursuant to Section 8.7 of the Note Purchase Agreement.
Capitalized terms that are used herein but not defined shall have the meanings set forth in the Note Purchase Agreement.
[Remainder of Page Intentionally Blank]

Exhibit 99.2
IN WITNESS WHEREOF, the undersigned has duly executed this Senior Financial Officer’s Certificate, in his capacity as an officer of the Company.
Date: July 31, 2024

By:
Name:	Steven W. Morris
Title:	Sr.Vice President and Chief Financial Officer